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                                                                    Exhibit 3.3

                      CERTIFICATE OF DESIGNATIONS OF THE POWERS,
                       PREFERENCES AND RELATIVE, PARTICIPATING,
                OPTIONAL AND OTHER SPECIAL RIGHTS OF 12 3/4% CUMULATIVE
                   EXCHANGEABLE PREFERRED STOCK AND QUALIFICATIONS,
                         LIMITATIONS AND RESTRICTIONS THEREOF


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                            Pursuant to Section 151 of the
                   General Corporation law of the State of Delaware
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    Granite Broadcasting Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Third Amended and Restated Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, at a meeting of the Pricing Committee held on January 27, 1997 duly approved and adopted the following resolution (the "Certificate of Designations"):

         RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 12 3/4% Cumulative Exchangeable Preferred Stock, par value $0.01 per share, with a stated value of $1,000.00 per share, consisting of 400,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Certificate of Designations as follows:

    (a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the "12 3/4% Cumulative Exchangeable Preferred Stock." The number of shares constituting such series shall be 400,000 and are referred to as the "Exchangeable Preferred Stock," of which 150,000 shares of Exchangeable Preferred Stock shall be initially issued, with an additional 100,000 shares reserved for issuance in accordance with paragraph (c)(i) hereof and with the remaining shares issuable as otherwise permitted hereunder or under applicable law. The liquidation preference of the Exchangeable Preferred Stock shall be $1,000.00 per share.


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    (b)  Rank.  The Exchangeable Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter established the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Exchangeable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as "Junior Securities"); (ii) on a parity with the Existing Preferred Stock and any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter established the terms of which expressly provide that such class or series will rank on a parity with the Exchangeable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation (collectively referred to as "Parity Securities"); and (iii) junior to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter established the terms of which expressly provide that such class or series will rank senior to the Exchangeable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation (collectively referred to as "Senior Securities").

    (c)  Dividends.

         (i) Beginning on the Issue Date, the Holders of the outstanding shares of Exchangeable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions in the form of cash dividends on each share of Exchangeable Preferred Stock, at a rate per annum equal to 12 3/4% of the liquidation preference per share of the Exchangeable Preferred Stock, payable semi-annually. All dividends shall be cumulative, whether or not declared, on a daily basis from the date of issuance of the Exchangeable Preferred Stock and shall be payable semi-annually in arrears on each Dividend Payment Date, commencing April 1, 1997. Dividends declared may be paid, at the Corporation's option, on any Dividend Payment Date occurring on or prior to April 1, 2002 either in cash or by the issuance of additional shares of Exchangeable Preferred Stock (and, at the Corporation's option, payment of a whole share (after rounding up) or cash in lieu of a fractional share) having an aggregate liquidation preference equal to the amount of such dividends. In the event that on or prior April 1, 2002, dividends are declared and paid through the issuance of additional shares of Exchangeable Preferred Stock, as provided in the previous sentence, such dividends shall be deemed paid in full and shall not accumulate. Each dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the Dividend Record

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

Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of the Exchangeable Preferred Stock on the Exchange Date or on the date of their earlier redemption (including a Special Redemption) unless the Corporation shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the Exchangeable Preferred Stock on such Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

         (ii) All dividends paid with respect to shares of the Exchangeable Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

         (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Exchangeable Preferred Stock at any time.

         (iv) Dividends accruing after April 1, 2002 on the Exchangeable Preferred Stock for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph (e)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

         (v) Dividends payable on the Exchangeable Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

    (d)  Liquidation Preference.

         (i) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the Holders of shares of Exchangeable Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the liquidation preference for each share outstanding, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or

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winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up) before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities including, without limitation, Common Stock of the Corporation. Except as provided in the preceding sentence, Holders of Exchangeable Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding-up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Exchangeable Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends.

         (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Corporation.

    (e)  Redemption.

         (i)  Optional Redemption.

              (A) The Corporation may, at the option of the Board of Directors, redeem, to the extent of funds legally available therefor, at any time on or after April 1, 2002, in whole or in part, in the manner provided for in paragraph (e)(iii) hereof, any or all of the shares of the Exchangeable Preferred Stock, at the redemption prices (expressed as a percentage of the liquidation preference) set forth below plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price") if redeemed during the 12-month period beginning April 1 of each of the years set forth below:

    2002  . . . . . . . . . . . .  106.375%
    2003  . . . . . . . . . . . .  104.250%
    2004  . . . . . . . . . . . .  102.125%
    2005 and thereafter . . . . .  100.000%

; provided that no redemption pursuant to this paragraph (e)(i)(A) shall be authorized or made unless prior thereto full accumulated and unpaid dividends are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date.

              (B) In addition to the foregoing paragraph (e)(i)(A), on or prior to April 1, 2000, the Corporation may, at its option, use the Net Available Proceeds of either or both of one or more Major Asset Dispositions or sales of Capital Stock to

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 redeem for cash up to an aggregate of 35% of the shares of Exchangeable
Preferred Stock in the manner provided for in paragraph (e)(iii) hereof, in part, at a redemption price of 112 3/4% of the liquidation preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends to the Redemption Date (including, without limitation, an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Net Proceeds Redemption Price"); provided, however, that after any such redemption, there is at least $75 million in aggregate liquidation preference of Exchangeable Preferred Stock outstanding.
 Any such redemption pursuant to this paragraph (e)(i)(B) must occur on or prior to ninety (90) days after the receipt by the Corporation of the proceeds of each Major Asset Disposition or sale of Capital Stock.

              (C) In the event of a redemption pursuant to paragraph (e)(i)(A) or (e)(i)(B) hereof of only a portion of the then outstanding shares of the Exchangeable Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the number of shares held by each Holder of the Exchangeable Preferred Stock, except that the Corporation may redeem such shares held by Holders of fewer than 10 shares (or shares held by Holders who would hold less than 10 shares as a result of such redemption), as may be determined by the Corporation.

              (D) In addition to paragraph (e)(i)(A) or (B), if, on or before March 17, 1997, the Board of Directors of the Corporation determines, in its reasonable judgment, that the acquisition of WXON-TV, Detroit, Michigan, is unlikely to be consummated, the Corporation may, at the option of the Board of Directors, on or prior to April 16, 1997, redeem all, but not less than all, of the Exchangeable Preferred Stock (a "Special Redemption") at a redemption price equal to 100% of the liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends to the Redemption Date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date (or the Issue Date if the Redemption Date occurs prior to the first Dividend Payment Date) to the Redemption Date)) (the "Special Redemption Price").

         (ii) Mandatory Redemption. On April 1, 2009, the Corporation shall redeem, to the extent of funds legally available therefor, in the manner provided for in paragraph (e)(iii) hereof, all of the shares of the Exchangeable Preferred Stock then outstanding at a redemption price equal to 100% of the liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including, without limitation, an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the

 Redemption Date to the Redemption Date) (the "Mandatory Redemption Price").

         (iii)     Procedures for Redemption.

              (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption (other than a Special Redemption, for which the notice period shall not be less than thirty (30) days) of the Exchangeable Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Exchangeable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation; provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Exchangeable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

                   (1)  whether the redemption is pursuant to paragraph
(e)(i)(A), (e)(i)(B), (e)(i)(D) or (e)(ii) hereof;

                   (2) the Optional Redemption Price, the Special Redemption Price, the Mandatory Redemption Price or the Net Proceeds Redemption Price, as the case may be;

                   (3) whether all or less than all the outstanding shares of the Exchangeable Preferred Stock are to be redeemed and the total number of shares of the Exchangeable Preferred Stock being redeemed;

                   (4)  the date fixed for redemption;

                   (5) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Exchangeable Preferred Stock to be redeemed; and

                   (6) that dividends on the shares of the Exchangeable Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Optional Redemption Price, the Mandatory Redemption Price, the Special Redemption Price or the Net Proceeds Redemption Price, as the case may be.

              (B) Each Holder of Exchangeable Preferred Stock shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional

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Redemption Price, Mandatory Redemption Price, the Special Redemption Price or
Net Proceeds Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

              (C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Exchangeable Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, the Mandatory Redemption Price, the Special Redemption Price or the Net Proceeds Redemption Price, as the case may be, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (iii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit of the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the Optional Redemption Price, the Mandatory Redemption Price, the Special Redemption Price or the Net Proceeds Redemption Price, as the case may be, without interest.

    (f)  Voting Rights.

         (i) The Holders of Exchangeable Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraph (ii) and (iii) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

         (ii) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not amend its Certificate of Incorporation so as to: (A) affect materially and adversely the specified rights, preferences, privileges or voting rights of Holders of shares of Exchangeable Preferred Stock; or (B) authorize the issuance of additional shares of any class of Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock Senior Securities), without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

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Notwithstanding the previous sentence (1) the creation, authorization or issuance of any shares of any Junior Securities or Parity Securities or (2) the increase or decrease in the amount of authorized Capital Stock of any class constituting Junior Securities or Parity Securities, including Preferred Stock constituting Junior Securities or Parity Securities, shall not require the consent of Holders of Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of Exchangeable Preferred Stock.

         (iii)     (A)  If (1) after April 1, 2002 dividends on the
Exchangeable Preferred Stock required to be paid in cash are in arrears and unpaid for three (3) or more semi-annual Dividend Periods (whether or not consecutive) (a "Dividend Default"); (2) the Corporation fails to redeem all of the then outstanding shares of Exchangeable Preferred Stock on or before April 1, 2009; (3) the Corporation fails to make a Change of Control Offer following a Change of Control if such Change of Control Offer is required by paragraph (h) hereof and/or fails to purchase shares of Exchangeable Preferred Stock from Holders who elect to have such shares purchased pursuant to the Change of Control Offer; (4) the Corporation breaches or violates one of the provisions set forth in any of paragraphs (l)(i), (l)(iii) or (l)(iv) hereof and the breach or violation continues for a period of sixty (60) days or more after the Corporation receives notice thereof specifying the default from the Holders of at least 25% of the shares of Exchangeable Preferred Stock then outstanding, or (5) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Debt of the Corporation or any Subsidiary of the Corporation, or the final stated maturity of any such Debt is accelerated, if the aggregate principal amount of such Debt, together with the aggregate principal amount of any other such Debt in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $10,000,000 or more at any time, in each case, after a 20-day period during which such default shall not have been cured or such acceleration rescinded, then in the case of any of clauses (1) - (5) the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of Exchangeable Preferred Stock, voting as one class together with the holders of shares of any Parity Securities issued after the Issue Date upon which like voting rights have been conferred and are then exercisable (each such Parity Securities with such exercisable voting rights and, after the occurrence of a Voting Rights Triggering Event (as defined below), each share of Exchangeable Preferred Stock, individually a "Triggered Security" and collectively the "Triggered Securities"), to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors. Each such event described in clauses (1) - (5) is a "Voting Rights Triggering Event." Upon

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 occurrence of such Voting Rights Triggering Event, Holders of a majority of the issued and outstanding shares of Exchangeable Preferred Stock, voting as one class together with the holders of any other Triggered Securities, shall have the right to elect the lesser of two directors or that number of directors constituting 25% of the members of the Board of Directors at a meeting therefor called and at every subsequent meeting at which the terms of office of the directors so elected by the holders of the Triggered Securities expire (other than as described in subparagraph (f)(iii)(B) below). The voting rights provided herein shall be the exclusive remedy at law or in equity of the holders of the Exchangeable Preferred Stock for any Voting Rights Triggering Event.

              (B) The right of the Holders of Exchangeable Preferred Stock, to elect members of the Board of Directors as set forth in subparagraph (f)(iii)(A) above shall continue until such time as (x) in the event such right arises due to a Dividend Default, all accumulated dividends that are required to be paid in cash and that are in arrears on the Exchangeable Preferred Stock are paid in full in cash; and (y) in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured (including, but not limited to, in the case of clause (5) of subparagraph (f)(iii)(A) above through the issuance of Refinancing Debt or the waiver of any breach or default by the holder of such Debt) or waived by the Holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding and entitled to vote thereon, at which time (1) the special right of the Holders of Exchangeable Preferred Stock so to vote as a class for the election of directors and (2) the term of office of each of the directors elected by the Holders of the Triggered Securities shall each terminate and the remaining directors shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Exchangeable Preferred Stock pursuant to this paragraph (f)(iii), or if vacancies shall exist in the offices of directors elected by the Holders of Exchangeable Preferred Stock, a proper officer of the Corporation may, and upon the written request of the holders of record of at least twenty-five percent (25%) of the shares of Triggered Securities then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the holders of Triggered Securities, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the holders of record of at least twenty-five percent (25%) of the outstanding shares of Triggered Securities may designate in writing one of their number to call such meeting at the reasonable

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expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any holder of Triggered Securities so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

              (C) At any meeting held for the purpose of electing directors at which the Holders of Exchangeable Preferred Stock shall have the right, voting together as a separate class with the holders of shares of any other Triggered Securities, to elect directors as aforesaid, the presence in person or by proxy of the holders of outstanding shares representing at least a majority of the voting power of the Triggered Securities shall be required to constitute a quorum of such Triggered Securities.

              (D) Any vacancy occurring in the office of a director elected by the holders of Triggered Securities may be filled by the remaining directors elected by the holders of Triggered Securities unless and until such vacancy shall be filled by the holders of Triggered Securities.

         (iv) In any case in which the holders of Triggered Securities shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of Exchangeable Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each $1,000 in liquidation preference of Triggered Securities.

    (g)  Exchange.

         (i)  Requirements.

              The outstanding shares of Exchangeable Preferred Stock are exchangeable, in whole or in part, on a pro rata basis, at the option of the Corporation, at any time on any Dividend Payment Date for the Corporation's
12 3/4% Exchange Debentures due 2009 (the "Exchange Debentures") to be substantially in the form of Exhibit A to the Indenture, dated as of January 31, 1997, between the Corporation and The Bank of New York, as trustee (the "Exchange Indenture"), a copy of which is on file with the secretary of the Corporation; provided, however, that immediately after giving effect to any partial exchange, there shall be shares of Exchangeable Preferred Stock outstanding with an aggregate liquidation preference of not less than $75 million and not less than $75 million aggregate principal amount of Exchange Debentures are then outstanding; and provided, further, that any such exchange may only be made if on or prior to the date of such exchange (1) the Corporation has paid (or is deemed to have paid) all accumulated dividends on the Exchangeable Preferred Stock (including the dividends payable on the date of exchange) and there shall be no contractual impediment to such exchange; (2) there shall be funds legally available sufficient therefor; (3) such exchange would be permitted under the terms of the Existing Preferred Stock, to the extent then outstanding, and immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture and no default or event of default would exist under the Credit Agreement or the Existing Note Indentures and no default or event of default under any other material instrument governing Debt outstanding at the time would be caused thereby; (4) that the Exchange
Indenture has been qualified under the Trust Indenture Act of 1939, as amended, if required at the time of such exchange; and (5) the Corporation shall have delivered a written opinion to the effect that all conditions to be satisfied prior to such exchange have been satisfied. The exchange rate shall be $1.00 principal amount of Exchange Debentures for each $1.00 of liquidation preference of Exchangeable Preferred Stock, including, to the extent necessary, Exchange Debentures in principal amounts less than $1,000; provided that the Corporation shall have the right, at its option, to pay cash in an amount equal to the principal amount of that portion of any Exchange Debenture that is not an integral multiple of $1,000 instead of delivering an Exchange Debenture in a denomination of less than $1,000;
provided further that the Corporation shall also have the right, at its option, to pay cash in lieu of any Exchange Debenture that is an amount that is not an integral multiple of $1.00.

         (ii) Procedure for Exchange.

              (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for exchange, written notice (the "Exchange Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such exchange of the Exchangeable Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation; provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Exchangeable Preferred Stock to be exchanged except as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Exchange Notice shall state:

                   (1)  the date fixed for exchange;

                   (2) that the Holder is to surrender to the Corporation, in the manner and at the place or places designated, his certificate or certificates representing the shares of Exchangeable Preferred Stock to be exchanged;

                   (3) that dividends on the shares of Exchangeable Preferred Stock to be exchanged shall cease to accrue on such Exchange Date whether or not certificates for shares of

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


Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date unless the Corporation shall default in the delivery of Exchange Debentures; and

                   (4) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date.

              (B) On or before the Exchange Date, each Holder of Exchangeable Preferred Stock shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Exchangeable Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation into Exchange Debentures. In the event that any certificate surrendered pursuant to this paragraph (g) represents shares in excess of those being surrendered pursuant to the Exchange Notice, the Corporation shall issue a new certificate representing the unexchanged portion of shares of Exchangeable Preferred Stock. The Corporation shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

              (C) If notice has been mailed as aforesaid, and if before the Exchange Date specified in such notice (1) the Exchange Indenture shall have been duly executed and delivered by the Corporation and the trustee thereunder and (2) all Exchange Debentures necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee under the Exchange Indenture with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders of Exchangeable Preferred Stock so exchanged as stockholders of the Corporation shall cease (except the right to receive Exchange Debentures, an amount in cash equal to the amount of accrued and unpaid dividends to the Exchange Date and, if the Corporation so elects, cash in lieu of any Exchange Debenture not an integral multiple of $1,000 and/or $1.00), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Exchange Debentures as of the Exchange Date.

         (iii) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this paragraph (g): (A) the Corporation shall not be entitled to exchange the Exchangeable Preferred Stock for Exchange Debentures if such exchange, or any term or provision of the Exchange Indenture or the Exchange Debentures, or the performance of the Corporation's obligations under the Exchange Indenture or the Exchange Debentures, shall violate any applicable law or if, at the time of such exchange, the Corporation is insolvent or if it would be rendered insolvent by such exchange; and (B) in the event that the Exchange Indenture is amended other than as would be (or is) permitted by
Section 901 thereof if any Exchange Debentures were (or are) outstanding, the Corporation shall not have the right to exchange the Exchangeable Preferred Stock then outstanding for Exchange Debentures unless prior to such exchange the Corporation obtains the affirmative vote or consent of holders of at least a majority in liquidation preference of the Exchangeable Preferred
Stock then outstanding (or, in the case of provisions of the Exchange
Indenture so amended would require the unanimous consent of the holder of Exchange Debentures, the affirmative vote or consent of all holders of the Exchangeable Preferred Stock then outstanding).

    (h)  Change of Control.

         (i) Provided that there are no 12.75% Debentures outstanding, upon the occurrence of a Change of Control, the Corporation shall notify the Holders of the Exchangeable Preferred Stock in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") all then outstanding shares of Exchangeable Preferred Stock at a purchase price of 101% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including, without limitation, an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Payment Date to the Change of Control Payment Date).

         (ii) Within 30 days following the consummation of a transaction resulting in a Change of Control, the Corporation shall send, by first class mail, postage prepaid, a notice to each Holder of Exchangeable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Exchangeable Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

              (A) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this paragraph (h) and that all Exchangeable Preferred Stock validly tendered and not withdrawn will be accepted for payment;

              (B) the purchase price (including the amount of accumulated and unpaid dividends, if any) and the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

              (C) that any shares of Exchangeable Preferred Stock not tendered will continue to accumulate dividends;

              (D) that, unless the Corporation defaults in making payment therefor, any share of Exchangeable Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date;

              (E) that Holders electing to have any shares of Exchangeable Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the certificate or certificates representing such shares properly endorsed for transfer together with such customary documents as the Corporation and the transfer agent may reasonably require, in the manner and at the place specified in the notice prior to the close of business on the Business Day prior to the Change of Control Payment Date;

              (F) that Holders will be entitled to withdraw their election if the Corporation receives, not later than five (5) Business Days prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Exchangeable Preferred Stock the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such shares of Exchangeable Preferred Stock purchased;

              (G) that Holders whose shares of Exchangeable Preferred Stock are purchased only in part will be issued a new certificate representing the unpurchased shares of Exchangeable Preferred Stock; and

              (H) the circumstances and relevant facts regarding such Change of Control.

         (iii) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of the Exchangeable Preferred Stock in connection with a Change of Control Offer.

         (iv) On the Change of Control Payment Date the Corporation shall (A) accept for payment the shares of Exchangeable Preferred Stock validly tendered pursuant to the Change of Control Offer, (B) pay to the Holders of shares so accepted the purchase price therefor in cash and (C) cancel and retire each surrendered certificate. Unless the Corporation defaults in the payment for the shares of Exchangeable Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accumulate with respect to the shares of Exchangeable Preferred Stock tendered and all rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

         (v) If the purchase of the Exchangeable Preferred Stock would violate or constitute a default under the Credit Agreement, any other Senior Debt, the Existing Note Indentures or the Existing Preferred Stock, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within 30 days following the consummation of a transaction resulting in a Change of Control, the Corporation shall, to the extent needed to permit such purchase of the Exchangeable Preferred Stock, either (A) repay in full all such Debt under the Credit Agreement, such Senior Debt and the Existing Notes and, in the case of the Credit Agreement or other Senior Debt, terminate all commitments outstanding thereunder and effect the termination of any such prohibition under the Existing Preferred Stock or (B) obtain the requisite consents, if any, under the Credit Agreement, the instruments governing such Senior Debt, the Existing Note Indentures and the provisions of the certificate of incorporation governing the Existing Preferred Stock required to permit the repurchase of Exchangeable Preferred Stock required by this paragraph (h). Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Change of Control Offer; provided that the Corporation's failure to comply with the provisions of this paragraph (h)(v) shall constitute a Voting Rights Triggering Event.

    (i) Conversion or Exchange. The Holders of shares of Exchangeable Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

    (j) Reissuance of Exchangeable Preferred Stock. Shares of Exchangeable Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, provided that any issuance of such shares as Exchangeable Preferred Stock must be in compliance with the terms hereof.

    (k) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

    (l)  Certain Additional Provisions.

         (i) Limitation on Debt. The Corporation shall not, and shall not permit any Subsidiary to, Incur any Debt unless the ratio of (A) the aggregate principal amount of Debt of the Corporation and its Subsidiaries outstanding as of the most recent available balance sheet, after giving pro forma effect to the incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof, to (B) Pro Forma Consolidated Cash Flow for the preceding four full fiscal quarters, determined on a pro forma basis as if such Debt and any other Debt Incurred since such balance sheet date had been Incurred and the proceeds therefrom had been applied at the beginning of such four fiscal quarters, would be less than 6.5 to 1.

    Notwithstanding the foregoing, the Corporation or any Subsidiary may Incur the following without regard to the foregoing limitation:

              (A) Debt under the Credit Agreement not to exceed $300,000,000 aggregate principal amount at any one time outstanding, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any amount remaining outstanding or available under the Credit Agreement, does not exceed $300,000,000;

              (B)  Debt evidenced by the Existing Notes;

              (C) Debt owed by the Corporation to any Wholly Owned Subsidiary of the Corporation or Debt owed by a Subsidiary of the Corporation to the Corporation or a Wholly Owned Subsidiary of the Corporation; provided, however, that upon either (1) the transfer or other disposition by such Wholly Owned Subsidiary or the Corporation of any Debt so permitted to a Person other than the Corporation or another Wholly Owned Subsidiary of the Corporation or (2) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly Owned Subsidiary to a Person other than the Corporation or another such Wholly Owned Subsidiary, the provisions of this clause (C) shall no longer be applicable to such Debt and such Debt shall be deemed to have been incurred at the time of such transfer or other disposition;

              (D) Debt Incurred or Incurrable in respect of letters of credit, bankers' acceptances or similar facilities not to exceed $2,000,000 at any one time outstanding;

              (E) Capital Lease Obligations whose Attributable Value will not exceed $5,000,000 at any one time outstanding;

              (F) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within two Business Days of its Incurrence;

              (G) Debt Incurred by a Person prior to the time (1) such Person became a Subsidiary of the Corporation, (2) such Person merges into or consolidates with a Subsidiary of the Corporation, (3) another Subsidiary of the Corporation merges into or consolidates with such Person (in each case in a transaction in which such Person becomes a Subsidiary of the Corporation) or
(4) such Person sells any of its property consisting of operating assets to a Subsidiary of the Corporation subject to such Debt (whether such Debt is recourse or non-recourse to such Subsidiary), provided that in any such case such Debt was not Incurred in anticipation of such transaction;

              (H) Debt evidenced by the 7.75% Exchange Debentures if the 7.75% Exchange Debentures are issued in exchange for the Existing Preferred Stock;

              (I) Debt evidenced by the Exchange Debentures if the Exchange Debentures are issued in exchange for the Exchangeable Preferred Stock.

              (J) Renewals, refundings, replacements or extensions (collectively,"refinancings") of the Credit Agreement, the Existing Notes, the 7.75% Exchange Debentures, the Exchange Debentures or any other outstanding Debt that is Incurred in compliance with the provisions hereof, other than Debt referred to in clauses (A) through (F) and (I) above, in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Corporation as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of the Corporation Incurred in connection with such refinancing, provided that, (1) to the extent such Refinancing Debt is not Senior Debt, such refinancing Debt does not have an Average Life less than the Average Life of the Debt being refinanced and (2) if such Debt is subordinated in right of payment to the Exchange Debentures such refinancing Debt is subordinated in right of payment to the Exchange Debentures at least to the extent that the Debt to be refinanced is subordinated to the Exchange Debentures; and

              (K) Debt not otherwise permitted to be Incurred pursuant to clauses (A) - (J) above, which, together with any other outstanding Debt Incurred pursuant to this clause (K), has an aggregate principal amount not in excess of $15,000,000 at any one time outstanding.

         (ii) Limitation on Certain Debt. The Corporation shall not Incur or permit to exist any Debt that is by its terms both (i) subordinate in right of payment to any Senior Debt and (ii) senior in right of payment to the Exchange Debentures, if issued, in each case other than by reason of its maturity. The Corporation shall not Incur or permit to exist any Debt that is by its terms subordinate in right of payment to the Exchange Debentures unless such Debt constitutes Subordinated Debt.

         (iii)     Limitation on Restricted Payments.  The Corporation
(A) shall not, directly or indirectly, declare or pay any dividend, or make any distribution in respect of its Capital Stock or to the holders thereof (including pursuant to a merger or consolidation of the Corporation, but excluding (1) any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock) and
(2) dividends in accordance with the terms of the Existing Preferred Stock or the Exchangeable Preferred Stock), (B) shall not, and shall not permit any Subsidiary of the Corporation to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value (1) any Capital Stock of the Corporation or (2) any options, warrants, or rights to purchase or acquire shares of Capital Stock of the Corporation (in the case of either clause (1) or (2) other than in exchange for the Corporation's Capital Stock (other than Disqualified Stock) or options, warrants or other rights to purchase the Corporation's Capital Stock (other than Disqualified Stock)), (C) shall not make, or permit any Subsidiary of the Corporation to make, any loan, advance, capital contribution to or Investment in, or payment on a guarantee of any obligation of, any Affiliate, other than the Corporation or a Wholly Owned Subsidiary of the Corporation,
(D) shall not, and may not permit any Subsidiary of the Corporation to, redeem, defease, repurchase, retire or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Corporation which is subordinated in right of payment to the Exchangeable Preferred Stock (other than in exchange for the Corporation's Capital Stock (other than Disqualified Stock) or options, warrants or other rights to purchase the Corporation's Capital Stock (other than Disqualified Stock)) and (E) shall not make any Investment in any Subsidiary which is subject to an encumbrance or restriction described in paragraph (l)(iv) or any Investments in any Unrestricted Subsidiary (each of clauses (A) - (E) being a "Restricted Payment"), if at the time thereof:

                   (1) a Voting Rights Triggering Event shall have occurred and is continuing; or

                   (2) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from December 31, 1996 exceeds the sum of:

                        (a) the remainder of (x) 100% of the cumulative Consolidated Cash Flow (or, in the case Consolidated Cash Flow shall be negative, less 100% of such deficit) from December 31, 1996 through the last day of the last full fiscal quarter immediately preceding such Restricted Payment minus (y) the product of 1.4 times the cumulative Consolidated Interest Expense from December 31, 1996 through the last day of the last full fiscal quarter immediately preceding such Restricted Payment; plus

                        (b) 100% of the aggregate net proceeds received by the Corporation, including the fair market value of property other than cash (as determined in good faith by the Board of Directors) since December 31, 1996, from the issuance (other than to a Subsidiary) of Capital Stock (other than Disqualified Stock) of the Corporation and options, warrants or other rights to purchase or acquire Capital Stock of the Corporation (other than Disqualified Stock) and the principal amount of Debt of the Corporation that has been converted into Capital Stock of the Corporation (other than Disqualified Stock and other than by a Subsidiary) since December 31, 1996; plus

                        (c)  an amount equal to the net reduction in
Investments made by the Corporation and its Subsidiaries subsequent to the date of original issue of the Exchangeable Preferred Stock pursuant to clauses
(C) and (E) above in any Affiliate, Unrestricted Subsidiary or Subsidiary subject to an encumbrance or restriction upon the disposition, liquidation or repayment (including by way of dividends) thereof, from redesignations of Unrestricted Subsidiaries as Subsidiaries or from the removal of such encumbrance or restriction, but only to the extent such amounts are not included in Consolidated Net Income and not to exceed in the case of any Person the amount of Investments previously made by the Corporation and its Subsidiaries in such Persons; plus

                        (d)  $15,000,000.

    Notwithstanding the foregoing, so long as no Voting Rights Triggering
Event, or event that with the passing of time or the giving of notice, or both, would constitute a Voting Rights Triggering Event, shall have occurred and is continuing or would result therefrom, the Corporation and any Subsidiary of the Corporation shall (A) pay any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provision; (B) make any payment in redemption of Capital Stock of the Corporation or options to purchase such Capital Stock granted to officers or employees of the Corporation pursuant to the Corporation's Stock Option Plan (or any successor plan) in connection with the severance or termination of officers or employees (other than W. Don Cornwell and Stuart J. Beck) not to exceed $1,000,000 in the aggregate; (C) make Investments, not to exceed $10,000,000 in the aggregate at any one time, in (1) any Subsidiary which is subject to any encumbrance or restriction described under paragraph (l)(iv) below or (2) any Unrestricted Subsidiary; (D) exchange the Existing Preferred Stock, in accordance with its terms, for the 7.75% Exchange Debentures and make payments of principal (premium, if any), and interest thereon in accordance with the 7.75% Exchange Debenture Indenture; (E) exchange its Exchangeable Preferred Stock, in accordance with its terms, for the Exchange Debentures and make payments of principal (premium, if any), and interest thereon in accordance with the Exchange Indenture; (F) refinance any Debt otherwise permitted by clause (I) of the second paragraph under paragraph (l)(i) above or solely in exchange for or out of the proceeds of the substantially concurrent sale (other than from or to a Subsidiary) of shares of Capital
Stock of the Corporation, other than Disqualified Stock; (G) purchase, redeem, acquire or retire any shares of Capital Stock of the Corporation solely in exchange for or out of the proceeds of the substantially concurrent sale (other than from or to a Subsidiary) of shares of Capital Stock (other than Disqualified Stock) of the Corporation; (H) purchase or redeem any Debt from Net Available Proceeds; and (I) make Permitted Television Investments in an aggregate amount at any one time outstanding not to exceed $25,000,000.
Any payment or Investment made pursuant to clauses (A), (B) and (C) of this paragraph shall be a Restricted Payment for purposes of calculating aggregate Restricted Payments under paragraph (l)(ii), above.

         (iv) Limitations Concerning Distributions By and Transfers to Subsidiaries. The Corporation shall not, and shall not permit any Subsidiary of the Corporation to, suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary of the Corporation (A) to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to the Corporation or any other Subsidiary of the Corporation; (B) to make loans or advances to the Corporation or any Subsidiary of the Corporation; or (C) to transfer any of its property or assets to the Corporation. Notwithstanding the foregoing limitation, the Corporation may permit a Subsidiary to suffer to exist any such encumbrance or restriction (1) included in any instrument governing Debt Incurred by such Subsidiary pursuant to paragraph (l)(i) for the purpose of financing all or part of the purchase price or cost of construction or improvements of property, provided, that the principal amount of the Debt so Incurred does not exceed the purchase price or cost of construction or improvements of such property;
(2) included in the Credit Agreement; (3) imposed by virtue of applicable corporate law or regulation and relating solely to the payment of dividends or distributions to stockholders; (4) pursuant to an agreement relating to any Debt

Incurred by a Person prior to the date on which such Person became a Subsidiary of the Corporation and outstanding on such date and not Incurred in anticipation of becoming a Subsidiary; (5) with respect to restrictions of the nature described in clause (C) above, included in a contract entered into in the ordinary course of business and consistent with past practices that contains provisions restricting the assignment of such contract; (6) pursuant to an agreement effecting a refinancing of Debt Incurred pursuant to an agreement referred to in clause (1), (2) or (4) above; provided, however, that the provisions contained in such refinancing agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof, as determined in good faith by the Board of Directors and evidenced by a resolution of the Board of Directors; or (7) included in any instrument governing Capital Lease Obligations whose Attributable Value will not exceed $5,000,000 in the aggregate at any one time outstanding or included in any instrument governing a Sale and Leaseback Transaction whose Attributable Value does not exceed $2,000,000 and the Attributable Value of all such Sale and Leaseback Transactions entered into since the date hereof does not exceed $5,000,000 in the aggregate; provided that in each case, after giving effect to the Incurrence of such Capital Lease Obligation or Sale and Leaseback Transaction and the receipt and application of the proceeds thereof, the ratio of the aggregate principal amount of Debt of the Corporation and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four full fiscal quarters, determined on a pro forma basis as if such Capital Lease Obligation had been Incurred, or such Sale and Leaseback Transaction had taken place, and the proceeds therefrom had been applied at the beginning of such four fiscal quarters, would be less than 6.5 to 1.

         (v) Limitation on Transactions with Affiliates. The Corporation shall not, and shall not permit any Subsidiary of the Corporation to, directly or indirectly, enter into any transaction after the date hereof with any Affiliate (other than the Corporation or a Wholly Owned Subsidiary of the Corporation), unless a majority of the disinterested members of the Board of Directors determines in its reasonable good faith judgment that:

              (A) such transaction is in the best interests of the Corporation or such Subsidiary; and

              (B) such transaction is on terms no less favorable to the Corporation or such Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate.

         (vi) Limitation on Issuances and Sale of Capital Stock of Wholly Owned Subsidiaries. The Corporation (A) shall not, and shall not permit any Wholly Owned Subsidiary to, transfer, convey, sell or otherwise dispose of any Capital Stock of such or any other Wholly Owned Subsidiary to any Person (other than the Corporation or a Wholly Owned Subsidiary) and (B) shall not permit any Wholly Owned Subsidiary to issue shares of its Capital Stock (other than directors' qualifying shares), or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, its Capital Stock to any Person other than to the Corporation or a Wholly Owned Subsidiary unless in the case of either clause
(A) or (B) above (1) after giving effect to any such sale, disposition or issuance, the ratio of the aggregate principal amount of Debt of the Corporation and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four fiscal quarters, determined on a pro forma basis as if such sale, disposition or issuance had taken place and the Net Available Proceeds therefrom had been applied at the beginning of such four fiscal quarters, would be less than 6.5 to 1; (2) immediately after giving effect to such sale, disposition or issuance (including any acquisition of assets with Net Available Proceeds) no Voting Rights Triggering Event or event that, with the passing of time or the giving of notice, or both, would constitute a Voting Rights Triggering Event shall have occurred or be continuing; (3) the assets acquired pursuant to such sale, disposition or issuance, are either (x) at least 85% cash or readily marketable cash equivalents or (y) all or substantially all of the assets or a majority of the Voting Stock of an existing television or radio broadcasting or cable television business or franchise (whether existing as a separate entity, subsidiary, division, unit or otherwise); (4) after giving effect to any such sale, disposition or issuance, such Wholly Owned
Subsidiary shall be a Subsidiary of the Corporation; and (5) the consideration for such sale, disposition or issuance of Capital Stock will be at least equal to the fair market value thereof as determined by the Board of Directors.

         (vii) Provision of Financial Information. So long as any of the Exchangeable Preferred Stock is outstanding, the Corporation shall file with the Commission the annual reports, quarterly reports and other documents that the Corporation would have been required to file with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act if the Corporation were subject to such Sections, and the Corporation shall provide to all Holders copies of such reports and documents.

         (viii) Mergers, Consolidations and Certain Sales of Assets. The Corporation (A) shall not consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Corporation or any Subsidiary of the Corporation (in a transaction in which such Subsidiary remains a Subsidiary of the Corporation); and (B) shall not, directly or indirectly, transfer, sell, convey, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety; unless: (1) immediately before and after giving effect to such transaction and treating any Debt that becomes an obligation of the Corporation or a Subsidiary of the Corporation, as a result of such transaction, as having been Incurred by the Corporation or such Subsidiary at the time of the transaction, no Voting Rights Triggering Event or event that, with the passing of time or the giving of notice, or both, would become a Voting Rights Triggering Event, shall have occurred and be continuing; (2) in a transaction in which the Corporation does not survive or in which the Corporation sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to the Corporation is organized under the laws of the United States or any State thereof or the District of Columbia and the Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person, the same powers, preferences and relative, participating, optional or other special rights and qualifications, limitations, and restrictions thereon that the Exchangeable Preferred Stock had immediately prior to such transaction; and
(3) immediately after giving effect to such transaction, the Corporation or the successor entity to the Corporation would have a ratio of aggregate principal amount of Debt of the Corporation and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four full fiscal quarters, determined on a pro forma basis as if such transaction had taken place and the proceeds therefrom had been applied at the beginning of such four fiscal quarters, of less than 6.5 to 1. Upon any such sale of all or substantially all of the assets of the Corporation to another Person or any merger or consolidation where the Corporation is not the surviving entity, such Person or survivor shall become the obligor in respect of the Exchangeable Preferred Stock and the Corporation will be relieved of all further obligations and covenants hereunder.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

    (m) Definitions. As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

         "7.75% Exchange Debentures" means the 7.75% Junior Subordinated Convertible Debentures due 2005 that the Corporation may issue at its election in exchange for the Existing Preferred

Stock in accordance with the terms of the Existing Preferred Stock as such terms exist on the Issue Date.

         "7.75% Exchange Debenture Indenture" means the Indenture to be executed in connection with the issuance of the 7.75% Exchange Debentures.

         "9 3/8% Note Indenture" means the Indenture dated as of February 22, 1996 between the Corporation and The Bank of New York, as Trustee, as such Indenture exists on the Issue Date.

         "9 3/8% Notes" means the 9 3/8% Senior Subordinated Notes due December 1, 2005 of the Corporation issued pursuant to the 9 3/8% Note Indenture and outstanding on the Issue Date.

         "10 3/8% Note Indenture" means the Indenture dated as of May 19, 1995 between the Corporation and United States Trust Company of New York, as Trustee, as such Indenture exists on the Issue Date.

         "10 3/8% Notes" means the 10 3/8% Senior Subordinated Notes due May 15, 2005 of the Corporation issued pursuant to the 10 3/8% Note Indenture and outstanding on the Issue Date.

         "12.75% Debenture Indenture" means the Indenture dated as of September 1, 1992 between the Corporation and United States Trust Company of New York, as Trustee, as such Indenture exists on the Issue Date.

         "12.75% Debentures" means the 12.75% Senior Subordinated Debentures due September 1, 2002 of the Corporation issued pursuant to the 12.75% Debenture Indenture and outstanding on the Issue Date.

         "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Subsidiaries (including a consolidation or merger of any such Subsidiaries with or into another Person in a transaction in which such Subsidiary ceases to be a Subsidiary, but excluding a disposition by a Subsidiary of such Person to such Person or a Wholly Owned Subsidiary of such Person or by such Person to a Wholly Owned Subsidiary of such Person) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Subsidiary of such Person, (ii) substantially all of the assets of such Person or any of its Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Subsidiaries outside of the ordinary course of business.

         "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. Attributable Value means, as to a Capital Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

         "Average Life" means, as of the date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Debt, multiplied by the amount of such principal payments by (ii) the sum of all such principal payments.

         "Board of Directors" shall have the meaning ascribed to it in the introductory paragraph of this Certificate of Designations.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The Borough of Manhattan, The City of New York, New York are authorized or obligated by law or executive order to close.

         "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person.

         "Certificate of Incorporation" shall have the meaning ascribed to it in the introductory paragraph of this Certificate of Designations.

         A "Change of Control" shall be deemed to have occurred in the event that, after the Issue Date, either (i) any Person or any Persons (other than one or more Permitted Holders) acting together which would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto, together with any Affiliates, shall beneficially own (as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto) at least 50% of the aggregate voting power of all classes of Voting Stock of the Corporation; or (ii) any Person or Group (other than Permitted Holders), together with any Affiliates, shall succeed in having sufficient of its or their nominees elected to the Board of Directors such that such nominees, when added to any existing director remaining on the Board of Directors after such election who is an Affiliate, shall constitute a majority of the Board of Directors. "Permitted Holder" means (i) W. Don Cornwell and Stuart J. Beck, (ii) the members of the immediate family of either of the Persons referred to in clause
(i) of this sentence, (iii) any trust created for the benefit of the Persons described in clause (i) or (ii) of this sentence or any of their estates or (iv) any corporation that is controlled by any Person described in clause (i), (ii) or (iii) of this sentence.

         "Change of Control Offer" has the meaning ascribed to it in Section
(h)(i) hereof.

         "Change of Control Payment Date" shall have the meaning ascribed to it in paragraph (h)(ii)(B) hereof.

         "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it, then the body performing such duties at such time.

         "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

         "Consolidated Cash Flow" of any Person means for any period the Consolidated Net Income for such period increased by the sum of (i) Consolidated Interest Expense of such Person and its Consolidated Subsidiaries for such period, plus (ii) Consolidated Income Tax Expense of such Person and its Consolidated Subsidiaries for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of such Person and its Consolidated Subsidiaries for such period, plus (iv) other non-cash charges of such Person and its Consolidated Subsidiaries deducted in determining Consolidated Net Income (other than amortization of film and program assets) for such period, minus (v) non-cash items of such Person and its Consolidated Subsidiaries added in determining Consolidated Net Income for such period; provided, however, Consolidated Cash Flow shall not include Consolidated Net Income and the items specified in clauses (i) - (iv) above to the extent attributable to a Consolidated Subsidiary of such Person that is subject to restrictions preventing the payment of dividends and the making of distributions (by loans, advances, intercompany transfers or otherwise) to such Person, but shall include such payments and distributions as could be made in accordance with such restrictions.

         "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person and its Consolidated Subsidiaries for such period.

         "Consolidated Interest Expense" for any Person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of such Person and its Consolidated Subsidiaries for such period, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with generally accepted accounting principles,
(ii) the amortization of Debt discounts, (iii) any payments or fees with respect to letters of credit, bankers acceptances or similar facilities, (iv) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements other than fees or charges related to the acquisition or termination thereof which are not allocable to interest expense in accordance with generally accepted accounting principles, (v) Preferred Stock dividends declared and payable in cash and (vi) accrued Disqualified Stock dividends, whether or not declared or paid.

         "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (i) the net income (or loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction, (ii) the net income (or loss) of any Person that is not a Consolidated Subsidiary of such Person, (iii) gains or losses on Asset Dispositions by such Person or its Consolidated Subsidiaries and (iv) all extraordinary gains and extraordinary losses; and provided, further, that there shall be added thereto, to the extent not otherwise included in Consolidated Net Income, the amount of any dividends or other distributions actually paid to such Person during such period by a Person that is not a Consolidated Subsidiary of such Person.

         "Consolidated Subsidiaries" of any Person means all other Persons that would be accounted for as Consolidated Persons in such Person's financial statements in accordance with generally accepted accounting principles; provided, however, Consolidated Subsidiaries shall not include any Unrestricted Subsidiary created in accordance with the definition of Unrestricted Subsidiary.

         "Corporation" has the meaning ascribed to it in the introductory paragraph of this Certificate of Designations.

         "Credit Agreement" means the Third Amended and Restated Credit Agreement, dated as of September 4, 1996, among the Corporation, the Lenders listed therein and Bankers Trust Company, as Agent, and The Bank of New York, First Union National Bank of North Carolina, Goldman Sachs Credit Partners L.P. and Union Bank of California, N.A., as Co-Agents, as it may be amended, restated or modified from time to time.

         "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable, film contract rights or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination, and
(vii) every obligation of the type referred to in clauses (i) - (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

         "Disqualified Stock" means any Capital Stock of the Corporation or any Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including upon the occurrence of an event), matures or is required to be redeemed (pursuant to a sinking fund obligation or otherwise) or is redeemable at the option of the holder thereof, in whole or in part (other than a redemption which is conditioned upon a change of control of the Corporation), on or prior to the final scheduled maturity of the Exchange Debentures, excluding however, the Exchangeable Preferred Stock and the Existing Preferred Stock, unless the issuer's obligation to pay, purchase or redeem such security is expressly conditioned on its ability to do so in compliance with the provisions of the covenant described in paragraph (l)(iii) hereof.

         "Dividend Default" shall have the meaning ascribed to it in paragraph
(f)(iii) hereof.

         "Dividend Payment Date" means April 1 and October 1 of each year.

         "Dividend Period" means the Initial Dividend Period and, thereafter, each semi-annual period commencing on a Dividend Payment Date and ending one day before the next Dividend Payment Date.

         "Dividend Record Date" means March 15 and September 15 of each year.

         "Exchange Act" means the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time.

         "Exchange Date" means the date of issuance of any Exchange Debentures in accordance with paragraph (g) hereof.

         "Exchange Debentures" means the Corporation's 12 3/4% Exchange Debentures due 2009 that the Corporation may issue at its election in exchange for the Exchangeable Preferred Stock in accordance with the terms of the Exchangeable Preferred Stock.

         "Exchange Indenture" shall have the meaning ascribed to it in paragraph (f)(ii)(B) hereof.

         "Exchange Notice" shall have the meaning ascribed to it in paragraph
(g)(ii)(A) hereof.

         "Exchangeable Preferred Stock" shall have the meaning ascribed to it in paragraph (a) hereof.

         "Existing Note Indentures" refers collectively to the 9 3/8% Note Indenture, 10 3/8% Note Indenture and 12.75% Debenture Indenture.

         "Existing Notes" refers collectively to the 9 3/8% Notes, 10 3/8% Notes and 12.75% Debentures.

         "Existing Preferred Stock" means the "Cumulative Convertible Exchangeable Preferred Stock" of the Corporation outstanding on the Issue Date.

         "generally accepted accounting principles" means, with respect to any computation, such accounting principles as are generally accepted in the United States as consistently applied by the Corporation at the date of such computation.

         "Holder" means a holder of shares of Exchangeable Preferred Stock as reflected in the stock books of the Corporation.

         "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

         "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on March 31, 1997.

         "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person including any payment on a guarantee of any obligation of such other Person.

         "Issue Date" means the date of original issuance of the Exchangeable Preferred Stock.

         "Junior Securities" shall have the meaning ascribed to it in paragraph
(b)(i) hereof.

    "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement

(other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

         "Local Marketing Agreement" means any agreement pursuant to which the Corporation or any of its Subsidiaries agrees to provide television management services, television broadcasting or assets related to the provision of television broadcasting in exchange for cash payments and/or the right to charge others for the provision of advertising or other services or products.

         "Major Asset Disposition" means an Asset Disposition or series of related Asset Dispositions involving assets with a fair market value in excess of $2 million.

         "Mandatory Redemption Price" shall have the meaning ascribed to it in paragraph (e)(ii) hereof.

         "Net Available Proceeds" from any Asset Disposition or issuance of Capital Stock by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition or issuance, (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or issuance or by applicable law be repaid out of the proceeds from such Asset Disposition or issuance, (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Asset Disposition, and (iv) reserves established in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors, in its reasonable good faith judgment evidenced by a resolution of the Board of Directors; provided, however, that any reduction in such reserve following the consummation of such Asset

Disposition will be treated for all purposes of the Exchangeable Preferred Stock as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

         "Net Proceeds Redemption Price" shall have the meaning ascribed to it in paragraph (e)(i)(B) hereof.

         "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Debt.

         "Optional Redemption Price" shall have the meaning ascribed to it in paragraph (e)(i)(A) hereof.

         "Parity Securities" shall have the meaning ascribed to it in paragraph
(b) hereof.

         "Permitted Holder" shall have the meaning ascribed to it within the definition of Change of Control.

         "Permitted Television Investment" means an Investment in any Person which is a Restricted Payment within the meaning of either clause (iii) or (v) of the definition of Restricted Payment (i) with which the Corporation has entered into a Local Marketing Agreement or (ii) (a) for the purpose of facilitating the delivery by the Corporation or any of its Subsidiaries of advanced television service, including high definition television, or interactive television or (b) to otherwise permit the Corporation or any of its Subsidiaries to exploit any other emerging technologies relating to television broadcasting. For purposes of calculating the aggregate amount of outstanding Permitted Television Investments, any Investment (a) in a Person which, subsequent to such Investment, becomes a Wholly Owned Subsidiary of the Corporation, or (b) that otherwise, due to a change in the status of such Person, would not, if then made, be deemed a Restricted Payment, shall no longer be deemed outstanding as of the date such Person becomes a Wholly Owned Subsidiary or otherwise changes its status, as the case may be.

         "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

         "Pro Forma Consolidated Cash Flow" of any Person means for any period the Consolidated Cash Flow for such period; provided, that, in the event such Person or its Subsidiaries has made Asset Dispositions or acquisitions of assets, properties or franchises not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) or has permitted an encumbrance or restriction pursuant to the provisions of paragraph (l)(iv) during or after such period, such computation shall be made on a pro forma basis (whether the acquisition is treated as a purchase or a pooling under generally accepted accounting principles) as if the Asset Dispositions or acquisitions or restrictions or encumbrances had taken place on the first day of such period. If, during or after the period for which such calculation is made, the Person or any of its Subsidiaries has acquired or disposed of a television or radio broadcasting or cable television franchise that does not constitute an existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise), the pro forma effect of such acquisition or disposition shall be deemed to be the Consolidated Cash Flow attributable to such franchise (or a reasonable estimate thereof) for the period for which such calculation is made prior to such acquisition or disposition, provided that such estimated Consolidated Cash Flow shall be determined on the basis of comparable franchises, evidenced by a resolution of the Board of Directors and reported on by a nationally recognized accounting firm.

         "readily marketable cash equivalents" means (i) marketable securities issued or directly and unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than 180 days from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Ratings Group or at least P-1 from Moody's Investors Service, Inc.; and (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having unimpaired capital and surplus of not less than $100,000,000.

         "Redemption Date," with respect to any shares of Exchangeable Preferred Stock, means the date on which such shares of Exchangeable Preferred Stock are redeemed by the Corporation.

         "Redemption Notice" shall have the meaning ascribed to it in paragraph
(e)(iii)(A) hereof.

         "refinancing" shall have the meaning ascribed to it in paragraph
(l)(i)(J) hereof.

         "Refinancing Debt" means any refinancing by the Corporation or any Restricted Subsidiary of the Corporation of Debt incurred in accordance with paragraph (l)(i) above, in each case that does not (i) result in an increase in the aggregate principal amount of Debt of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Debt and plus the amount of reasonable expenses incurred by the Corporation in connection with such Refinancing) or (2) create Debt with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Debt being Refinanced or (B) a final maturity earlier than the final maturity of the Debt being Refinanced; provided that (x) if such Debt being Refinanced is Debt of the Corporation, then such Refinancing Debt shall be Debt solely of the Corporation and (y) if such Debt being Refinanced is subordinate or junior to the Exchange Debentures, then such Refinancing Debt shall be subordinate to the Exchange Debentures at least to the same extent and in the same manner as the Debt being Refinanced.

         "Restricted Payment" shall have the meaning ascribed to it in paragraph (l)(iii).

         "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

         "Senior Debt" means (a) the principal of (premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Corporation whether or not such claim for post-petition interest is allowed in such proceeding) on, and penalties and any obligation of the Corporation for reimbursement, indemnities and fees relating to, Debt outstanding pursuant to the Credit Agreement, (b) payment obligations of the Corporation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements, in each case entered into to hedge Debt Incurred under the Credit Agreement or any renewal, refunding, refinancing or extension thereof, (c) all other Debt for money borrowed of the Corporation referred to in the definition of Debt other than clause (vi) and (d) all refinancings and modifications and amendments of any Debt referred to in clause (a), (b) or (c) above, unless but only to the extent, in the case of any particular Debt referred to in clause (a), (b) or
(c) above, (A) such Debt is owed to a Subsidiary of the Corporation, (B) the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Debt is not superior in right of payment to the Exchange Debentures, (C) such Debt is Incurred in violation of the Exchange Indenture, or (D) such Debt is subordinate in right of payment in respect to any other Debt of the Corporation.

         "Senior Securities" shall have the meaning ascribed to it in paragraph
(b) hereof.

    "Special Redemption" shall have the meaning ascribed to it in paragraph
(e)(i)(D) hereof.

         "Subordinated Debt" means Debt of the Corporation as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Exchange Debentures to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the Exchange Debentures exists; and (ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an event of default exists with respect to the Exchange Debentures, upon notice by 25% or more in principal amount of the Exchange Debentures to the Trustee, the Trustee shall have the right to give notice to the Corporation and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice. Notwithstanding the foregoing, the 7.75% Exchange Debentures shall constitute Subordinated Debt unless and until the terms thereof shall be amended or modified after the date of the Exchange Indenture.

         "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof. Subsidiary shall not include an Unrestricted

Subsidiary created in accordance with the definition of Unrestricted Subsidiary.

    "Triggered Securities" shall have the meaning ascribed to it in paragraph
(f)(iii)(A) hereof.


         "Unrestricted Subsidiary" means (1) any Subsidiary designated as such by the Board of Directors as set forth below where (a) neither the Corporation nor any of its other Subsidiaries (other than another Unrestricted Subsidiary)
(i) provides credit support for, or guarantee of, any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or
(ii) is directly or indirectly liable for any Debt of such Subsidiary, and
(b) no default with respect to any Debt of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Corporation and its other Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, (2) any Subsidiary of the Corporation (other than a Subsidiary existing as of the Issue Date or successor to any such Subsidiary) which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors, as provided below) and (3) any Subsidiary of an Unrestricted Subsidiary where clauses (a) and (b) are true with respect to such Subsidiary. The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of the Corporation which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided, that either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) immediately after giving effect to such designation, the ratio of the aggregate principal amount of Debt of the Corporation and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four full fiscal quarters, determined on a pro forma basis as if such Subsidiary had been an Unrestricted Subsidiary at the beginning of such four fiscal quarters, would be less than 6.5 to 1. The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary, provided that, immediately after giving effect to such designation, the ratio of the aggregate principal amount of Debt of the Corporation and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four full fiscal quarters, determined on a pro forma basis as if such Unrestricted Subsidiary had been a Subsidiary at the beginning of such four fiscal quarters, would be less than 6.5 to 1.


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

         "Voting Rights Triggering Event" shall have the meaning ascribed to it in paragraph (f)(iii)(A) hereof.

         "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

         "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Debt into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

         "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

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


    IN WITNESS WHEREOF, said Granite Broadcasting Corporation has caused this Certificate to be signed by Lawrence I. Wills, its Vice President - Finance and Controller, this 30th day of January, 1997.

                                           GRANITE BROADCASTING CORPORATION



                                           By: /s/ LAWRENCE I. WILLS
                                              -------------------------------
                                              Name:  Lawrence I. Wills
                                              Title: Vice President - Finance
                                                     and Controller


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